SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 19, 2006

XM SATELLITE RADIO HOLDINGS INC.

(Exact name of registrant as specified in its charter)

Delaware	0-27441	54-1878819
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1500 Eckington Place, N.E. Washington, DC	20002
(Address of principal executive offices)	(Zip Code)

(202) 380-4000

Registrant’s telephone number, including area code

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On April 19, 2006, we entered into a series of amendments to our arrangements with General Motors. Subject to raising the necessary financing on terms acceptable to us, we have agreed to make a prepayment in the amount of approximately $240 million to retire approximately $320 million of fixed payment obligations that would have come due in 2007, 2008 and 2009 under our distribution agreement with General Motors’ subsidiary OnStar Corporation. Subject to the completion of our proposed refinancing transactions, the size of our senior secured credit facility with GM, which may be used to finance payments that we owe to GM or OnStar, will increase from $100 million to $150 million and our ability to make up to $35 million of specified payments to GM in stock will be eliminated. In addition, the GM facility would terminate if we achieve investment grade status. The amendments also provide that in the event that we enter into a secured credit facility, the security arrangements on the GM facility will be unsecured until the first draw under that facility and then secured on a second priority basis behind the secured indebtedness permitted to be incurred under the new credit facility. We cannot assure you that we will be able to enter into or implement our proposed refinancing transactions. General Motors is one of our shareholders and Chester A. Huber, Jr., the President of OnStar, is a member of our board of directors.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

XM Satellite Radio Holdings Inc.

Date: April 19, 2006	By:	/s/ Joseph M. Titlebaum
Joseph M. Titlebaum
General Counsel and Secretary